Exhibit 99.1

FOR IMMEDIATE RELEASE
July 29, 2013

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $(2.37) COMPREHENSIVE LOSS PER COMMON SHARE AND
$25.51 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - July 29, 2013 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported comprehensive loss for the second quarter of 2013 of $(936) million, or $(2.37) per common share, and net book value of $25.51 per common share. Economic return for the period, defined as dividends on common shares plus the change in net book value per common share, was a loss of $(2.37) per common share, (8.2)% for the quarter, or (32.9)% on an annualized basis.

SECOND QUARTER 2013 FINANCIAL HIGHLIGHTS

•	$(2.37) comprehensive loss per common share, comprised of:

◦	$4.61 net income per common share

◦	$(6.98) other comprehensive loss ("OCI") per common share

▪	Includes net unrealized losses on investments marked-to-market through OCI

•	$1.15 net spread and dollar roll income per common share, comprised of:

◦	Interest income, net of cost of funds (including interest rate swaps) and operating expenses

◦
$0.49 per common share of estimated net carry income (also known as "dollar roll income") associated with purchases of agency mortgage backed securities ("MBS") on a forward-settlement basis through the "to-be-announced" ("TBA") dollar roll market

◦	Includes $0.14 per common share of estimated "catch-up" premium amortization benefit due to change in projected constant prepayment rate ("CPR") estimates

•	$1.04 estimated taxable income per common share

•	$1.05 dividend per common share declared on June 18, 2013

•	$1.07 estimated undistributed taxable income per common share as of June 30, 2013

◦	Decreased $(0.01) per common share from $1.08 per common share as of March 31, 2013, or $(5) million from $430 million as of March 31, 2013 to $425 million as of June 30, 2013

American Capital Agency Corp.
July 29, 2013

•	$25.51 net book value per common share as of June 30, 2013

◦	Decreased $(3.42) per common share, or (11.8)%, from $28.93 per common share as of March 31, 2013

◦	Driven primarily by wider spreads in the broader mortgage backed securities market

•	(8.2)% economic loss on common equity for the quarter, or (32.9)% annualized

◦	Comprised of $1.05 dividend per common share and $(3.42) decrease in net book value per common share

OTHER SECOND QUARTER HIGHLIGHTS

•	$91.7 billion investment portfolio as of June 30, 2013

◦	Includes $14.5 billion net TBA mortgage position as of June 30, 2013

•	8.4x average "at risk" leverage during the quarter

◦	5.9x average leverage during the quarter excluding net TBA mortgage position

•	8.5x "at risk" leverage as of June 30, 2013

◦	7.0x leverage excluding net TBA Mortgage position as of June 30, 2013

◦	Approximately 8.0x "at risk" leverage as of July 26, 2013

◦	11% actual portfolio CPR for the quarter

◦	11% actual portfolio CPR for the month of July 2013

◦	7% average projected portfolio life CPR as of June 30, 2013

◦	Excludes TBA mortgage position

•	1.86% annualized net interest rate spread and TBA dollar roll income for the quarter

◦	Includes 37 bps of estimated TBA dollar roll income

◦	Includes 29 bps of "catch-up" premium amortization benefit due to change in projected CPR estimates

•	1.59% net interest rate spread and TBA dollar roll income as of June 30, 2013

◦	1.24% excluding net TBA mortgage position as of June 30, 2013

•	0.3 million shares of common stock repurchased during the quarter

“The second quarter was characterized by extreme volatility in both interest rates and mortgage spreads,” commented Gary Kain, President and Chief Investment Officer. “In response, we remained highly disciplined with respect to our risk management activities. We reduced the size of our asset portfolio, adjusted our asset composition to be more consistent with a higher rate environment, and materially increased the duration of our hedges. As a result of these actions and evolving market conditions, our exposure to higher rates is lower than it has been in years and our 'pay-up' risk is now minimal.”

John Erickson, Chief Financial Officer and Executive Vice President, commented, “Despite what has been a very challenging year for both ourselves as managers and for our shareholders, when one steps back and evaluates our overall performance since QE3 we are reassured by the fact that we have been able to produce a positive economic return (dividends plus change in net book value per common share) of 3.1% over the last twelve months despite significant market volatility.”

NET BOOK VALUE
As of June 30, 2013, the Company's net book value per common share was $25.51, or $(3.42) lower than the March 31, 2013 net book value per common share of $28.93, primarily due to wider interest

American Capital Agency Corp.
July 29, 2013

rate spreads in the broader mortgage backed securities market relative to benchmark interest rates such as U.S. Treasury and swap rates.

INVESTMENT PORTFOLIO
As of June 30, 2013, the Company's investment portfolio totaled $91.7 billion of agency securities, including $14.5 billion of net TBA mortgage positions, at fair value.

TBA dollar roll transactions are a form of off-balance sheet financing of agency MBS. The price differential between agency MBS purchased for a forward settlement date through a TBA dollar roll transaction and the price of agency MBS for settlement in the current month is referred to as the “price drop”. The price drop is the economic equivalent of the net interest carry (interest income less implied financing cost), also referred to as "dollar roll income," on the agency MBS earned during the roll period. Given the attractive terms available in the dollar roll market, the Company maintained an average net forward TBA position of $28.9 billion (cost basis) during the quarter.

The Company accounts for TBA dollar roll positions as derivative instruments and recognizes dollar roll income in other income (loss), net on the Company's financial statements. As of June 30, 2013, the Company's net TBA mortgage portfolio had a fair value and cost basis of approximately $14.5 billion and $15.3 billion, respectively, and a net carrying value of $(771) million reported in derivative assets/(liabilities) on the Company's balance sheet.

As of June 30, 2013, the Company's investment portfolio was comprised of $90.4 billion of fixed-rate securities, inclusive of the net TBA position; $0.7 billion of adjustable-rate securities; and $0.6 billion of collateralized mortgage obligations (“CMOs”), including principal and interest-only strips. As of June 30, 2013, the Company's fixed-rate mortgage assets were comprised of $31.4 billion ≤ 15-year securities, $0.5 billion 20-year fixed-rate securities, $44.1 billion 30-year fixed-rate securities, $7.2 billion 15-year net TBA securities and $7.3 billion 30-year net TBA securities, at fair value.

As of June 30, 2013, the Company's fixed-rate mortgage assets, inclusive of the net TBA position, had a weighted average coupon of 3.42%, comprised of a weighted average coupon of 3.08% for ≤ 15-year fixed-rate securities, 3.89% for 20-year fixed-rate securities, 3.73% for 30-year fixed-rate securities, 3.08% for 15-year net TBA securities and 3.27% for 30-year net TBA securities.

As of June 30, 2013, 60% of the Company's fixed-rate mortgage assets, inclusive of net TBA mortgage positions, were comprised of securities backed by lower loan balance mortgages and loans originated under the U.S. Government sponsored Home Affordable Refinance Program ("HARP"), which have favorable prepayment attributes and, therefore, a lower risk of prepayment relative to generic agency securities. The Company defines lower loan balance securities as pools backed by original loan balances of up to $150,000 and HARP securities as pools backed by 100% refinance loans with original loan-to-values of ≥ 80%. As of June 30, 2013, the weighted average "pay-up" measured across the Company's fixed-rate mortgage asset portfolio was approximately 0.24% over the corresponding generic TBA price.

CONSTANT PREPAYMENT RATES
The actual CPR for the Company's investment portfolio during the second quarter was 11%, largely unchanged from the prior quarter of 10%. The most recent CPR published in July 2013 for the

American Capital Agency Corp.
July 29, 2013

Company's portfolio held as of June 30, 2013 was 11%. The weighted average projected CPR for the remaining life of all of the Company's agency securities held as of June 30, 2013 was 7%, a decrease from 9% as of March 31, 2013, driven by higher interest rates and wider mortgage spreads. The Company's net TBA dollar roll position is not included in the CPR calculations above.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected CPRs over the remaining life of the security. The weighted average cost basis of the Company's investment portfolio was 105.2% of par value as of June 30, 2013; therefore, faster actual or projected prepayments can have a meaningful negative impact, while slower actual or projected prepayments can have a meaningful positive impact, on the Company's asset yields.

Net premium amortization on the Company's investment portfolio for the second quarter was $(98) million, or $(0.25) per common share, compared to $(134) million, or $(0.38) per common share, for the first quarter. The change in the Company's weighted average projected CPR estimate resulted in recognition of approximately $55 million, or $0.14 per common share, of "catch-up" premium amortization benefit during the second quarter, compared to approximately $32 million, or $0.09 per common share, of "catch-up" premium amortization benefit during the first quarter. The unamortized net premium balance as of June 30, 2013 was $3.9 billion.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield on its agency security portfolio for the second quarter was 2.92%, compared to 2.80% for the first quarter. Excluding the impact of "catch-up" premium amortization benefit recognized during the current and prior quarter due to changes in projected CPR estimates, the annualized weighted average yield on the Company's agency security portfolio was 2.63% for the current quarter, compared to 2.64% for the prior quarter. The Company's average asset yield reported as of June 30, 2013 was 2.71%, a 4 bps decrease from 2.75% as of March 31, 2013.

The Company's average cost of funds (derived from the cost of repurchase agreements, other debt and interest rate swaps) increased 15 bps to 1.43% for the second quarter, from 1.28% for the first quarter, due to higher average swap costs associated with entering into longer dated swaps during the quarter. The Company's average cost of funds as of June 30, 2013 increased 15 bps to 1.47% from 1.32% as of March 31, 2013.

The Company's average net interest rate spread for the second quarter was 1.49%, a decrease of 3 bps from the first quarter of 1.52%. Including estimated TBA dollar roll income, the Company's average net interest rate spread for the second quarter was 1.86%, largely unchanged from 1.87% during the first quarter. The Company's average net spread income for the second quarter includes 29 bps of "catch-up" premium amortization benefit due to changes in projected CPR estimates, compared to 16 bps of "catch-up" premium amortization benefit during the first quarter. As of June 30, 2013, the Company's average net interest rate spread was 1.24%, or 1.59% inclusive of net TBA dollar roll positions, compared to 1.43%, or 1.71% inclusive of net TBA dollar roll positions, as of March 31, 2013.

American Capital Agency Corp.
July 29, 2013

LEVERAGE
As of June 30, 2013, $70.3 billion of the Company's repurchase agreements were used to fund acquisitions of agency securities ("agency repo"), while the remainder, or $2.1 billion, was used to fund purchases of U.S. Treasury securities and are not included in the Company's leverage measurements. The Company's leverage ratio as of June 30, 2013 was 7.0x. Inclusive of off-balance sheet TBA financing, the Company's "at risk" leverage ratio as of June 30, 2013 was 8.5x. The Company's average leverage for the quarter was 5.9x, or 8.4x inclusive of off-balance sheet TBA financing.

As of June 30, 2013, the Company's agency repo agreements had a weighted average interest rate of 0.45%, compared to 0.47% as of March 31, 2013. As of June 30, 2013, the Company's agency repo agreements had original maturities consisting of:

•	$6.1 billion of one month or less;

•	$28.2 billion from one to three months;

•	$16.2 billion from three to six months;

•	$5.7 billion from six to nine months;

•	$8.4 billion from nine to twelve months;

•	$2.5 billion from twelve to twenty-four months;

•	$2.6 billion from twenty-four to thirty-six months; and

•	$0.6 billion of greater than thirty-six months.

The Company's agency repo agreements had a weighted average original maturity of 188 days as of June 30, 2013, compared to 183 days as of March 31, 2013. As of June 30, 2013, the Company's agency repo agreements had a weighted average remaining days to maturity of 119 days, compared to 118 days as of March 31, 2013.

"Despite the sharp rise in interest rates and the underperformance of mortgage backed securities during the quarter our access to attractive funding remained uninterrupted," commented Peter Federico, Senior Vice President and Chief Risk Officer. "The average 'haircut' on our repo borrowings remained unchanged and our average repo rate even declined by a couple of basis points during the quarter."

HEDGING ACTIVITIES
The Company's interest rate swap positions as of June 30, 2013 totaled $55.7 billion in notional amount and had an average fixed pay rate of 1.61%, a weighted average receive rate of 0.26% and a weighted average maturity of 5.2 years. During the quarter, the Company increased its swap position by $10.1 billion, while $5.7 billion of the Company's shorter duration swaps were terminated during the quarter. The new swap agreements entered into during the quarter have an average maturity of approximately 9.3 years from June 30, 2013 and a weighted average fixed pay rate of 2.08%. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential against the impact of rising interest rates.

The Company utilizes interest rate swaptions to mitigate exposure to larger, more rapid increases in interest rates. During the quarter, the Company added $3.2 billion in notional amount of payer swaptions at a cost of $(76) million, while $2.4 billion of payer swaptions from previous quarters expired or were terminated resulting in net realized losses of $(11) million. As of June 30, 201

American Capital Agency Corp.
July 29, 2013

3, the Company had $23.8 billion of notional value in payer swaptions outstanding at a market value of $842 million and a cost basis of $483 million, with an average option term of 1.3 years and an average underlying interest rate swap term of 8.4 years.

The Company also utilizes short positions in U.S. Treasury securities and futures to mitigate exposure to increases in interest rates. As of June 30, 2013, the Company had a net short position of $6.3 billion market value in U.S. Treasury securities and short position of $3.1 billion market value in U.S. Treasury futures. As of June 30, 2013, 101% of the Company's outstanding balance of repurchase agreements, other debt and net TBA dollar roll position was hedged through interest rate swaps, swaptions and net short Treasury positions, an increase from 94% as of March 31, 2013.

OTHER INCOME (LOSS), NET
During the second quarter, the Company recorded a net gain of $1.5 billion in other income (loss), net, or $3.69 per common share, compared to a net loss of $(124) million, or $(0.35) per common share for the prior quarter. Other income (loss), net for the second quarter was comprised of:

•	$1,240 million of net unrealized gains on interest rate swaps and termination fee income (excludes $48 million of unrealized gains recognized in OCI);

•	$(105) million of other interest rate swap periodic interest costs;

•	$454 million of net gains on interest rate swaptions;

•	$427 million of net gains from U.S. Treasury short positions;

•	$195 million of TBA dollar roll income;

•	$(767) million of net losses on TBA mortgage positions and forward settling securities; and

•	$17 million of net realized gains on sales of agency securities.

The increase in other income (loss), net was largely a function of the large upward move in benchmark interest rates during the second quarter, and resulting hedge gains, compared to a modest rise in rates during the prior quarter.

OTHER COMPREHENSIVE INCOME (LOSS)
During the second quarter, the Company recorded an other comprehensive loss of $(2.8) billion, or $(6.98) per common share, primarily comprised of net unrealized losses on agency securities due to the combination of higher interest rates and wider spreads in the broader mortgage backed securities market.

ESTIMATED TAXABLE INCOME
Estimated taxable income for the second quarter was $1.04 per common share, or $3.57 lower than GAAP net income per common share. The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses.

SECOND QUARTER 2013 DIVIDEND DECLARATIONS
On June 18, 2013, the Board of Directors of the Company declared a second quarter dividend on its common stock of $1.05 per share, compared to $1.25 per share declared in the prior quarter, which was paid on July 26, 2013 to common stockholders of record as of June 28, 2013. Since its May 2008 initial public offering, the Company has paid a total of $3.7 billion in common dividends, or $26.16 per common share.

On June 19, 2013, the Board of Directors of the Company declared a second quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of $0.50

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July 29, 2013

per share. The dividend was paid on July 15, 2013 to preferred stockholders of record as of July 1, 2013.

The Company had approximately $425 million of estimated undistributed taxable income as of June 30, 2013, or $1.07 per common share, net of dividends declared, but without adjustment for future quarterly dividends not yet declared on the Company's Series A Preferred Stock.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread income and estimated taxable income, which are Non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
July 29, 2013

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $71,261, $70,094, $79,966, $83,600, and $71,809, respectively)	$75,926	$74,874	$83,710	$88,020	$76,378
Agency securities transferred to consolidated variable interest entities, at fair value (pledged securities)	1,281	1,421	1,535	1,620	1,544
U.S. Treasury securities (including pledged securities of $2,569)	3,671	—	—	—	—
Cash and cash equivalents	2,923	2,826	2,430	2,569	2,099
Restricted cash	1,216	499	399	369	302
Derivative assets, at fair value	1,876	480	301	292	64
Receivable for securities sold (including pledged securities of $1,338, $484, $0, $1,466, and $2,674, respectively)	2,070	734	—	2,326	2,877
Receivable under reverse repurchase agreements	9,430	12,291	11,818	6,712	1,274
Other assets	270	244	260	269	244
Total assets	$98,663	$93,369	$100,453	$102,177	$84,782

Liabilities:
Repurchase agreements	$72,451	$66,260	$74,478	$79,254	$69,540
Debt of consolidated variable interest entities, at fair value	783	862	937	1,008	954
Payable for securities purchased	3,167	259	556	1,311	2,198
Derivative liabilities, at fair value	1,544	1,217	1,264	1,562	1,250
Dividends payable	420	499	427	430	384
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	9,931	12,548	11,763	7,265	1,269
Accounts payable and other accrued liabilities	87	82	132	74	51
Total liabilities	88,383	81,727	89,557	90,904	75,646

Stockholders' equity:
Preferred stock - $0.01 par value; 10.0 shares authorized:
8.000% Series A Cumulative Redeemable Preferred Stock; 6.9 shares issued and outstanding; liquidation preference of $25 per share ($173)	167	167	167	167	167
Common stock - $0.01 par value; 600.0 shares authorized:
396.2, 396.5, 338.9, 341.6, and 304.8 shares issued and outstanding, respectively	4	4	3	3	3
Additional paid-in capital	11,255	11,261	9,460	9,536	8,296
Retained earnings (deficit)	852	(557)	(289)	(672)	(328)
Accumulated other comprehensive (loss) income	(1,998)	767	1,555	2,239	998
Total stockholders' equity	10,280	11,642	10,896	11,273	9,136
Total liabilities and stockholders' equity	$98,663	$93,369	$100,453	$102,177	$84,782

Net book value per common share	$25.51	$28.93	$31.64	$32.49	$29.41

American Capital Agency Corp.
July 29, 2013

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Interest income:
Interest income	$545	$547	$570	$520	$504
Interest expense (1)	131	140	147	139	120
Net interest income	414	407	423	381	384

Other income (loss), net:
Gain (loss) on sale of agency securities, net	17	(26)	353	210	417
Gain (loss) on derivative instruments and other securities, net (1)	1,444	(98)	89	(460)	(1,029)
Total other income (loss), net	1,461	(124)	442	(250)	(612)
Expenses:
Management fees	37	33	31	32	28
General and administrative expenses	9	9	9	8	8
Total expenses	46	42	40	40	36
Income (loss) before income tax provision (benefit)	1,829	241	825	91	(264)
Income tax provision (benefit)	—	10	15	5	(3)
Net income (loss)	1,829	231	810	86	(261)
Dividend on preferred stock	3	3	3	3	3
Net income (loss) available (attributable) to common shareholders	$1,826	$228	$807	$83	$(264)

Net income (loss)	$1,829	$231	$810	$86	$(261)
Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale securities, net	(2,813)	(837)	(734)	1,190	689
Unrealized gain on derivative instruments, net (1)	48	49	50	51	52
Other comprehensive (loss) income	(2,765)	(788)	(684)	1,241	741
Comprehensive (loss) income	(936)	(557)	126	1,327	480
Dividend on preferred stock	3	3	3	3	3
Comprehensive (loss) income (attributable) available to common shareholders	$(939)	$(560)	$123	$1,324	$477

Weighted average number of common shares outstanding - basic and diluted	396.4	356.2	340.3	332.8	301.0
Net income (loss) per common share - basic and diluted	$4.61	$0.64	$2.37	$0.25	$(0.88)
Comprehensive (loss) income per common share - basic and diluted	$(2.37)	$(1.57)	$0.36	$3.98	$1.58
Estimated REIT taxable income per common share - basic and diluted (2)	$1.04	$0.50	$1.93	$1.36	$1.62
Dividends declared per common share	$1.05	$1.25	$1.25	$1.25	$1.25

American Capital Agency Corp.
July 29, 2013

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME (2)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Interest income	$545	$547	$570	$520	$504
Interest expense:
Repurchase agreements and other debt	83	91	97	88	68
Interest rate swap periodic costs (1)	48	49	50	51	52
Total interest expense	131	140	147	139	120
Net interest income	414	407	423	381	384
Other interest rate swap periodic costs (3)	105	84	77	74	62
Adjusted net interest income	309	323	346	307	322
Operating expenses	46	42	40	40	36
Net spread income	263	281	306	267	286
Dividend on preferred stock	3	3	3	3	3
Net spread income available to common shareholders	260	278	303	264	283
TBA dollar roll income	195	142	98	—	—
Net spread and dollar roll income available to common shareholders	$455	$420	$401	$264	$283
Weighted average number of common shares outstanding - basic and diluted	396.4	356.2	340.3	332.8	301.0
Net spread income per common share - basic and diluted	$0.66	$0.78	$0.89	$0.79	$0.94
Net spread and dollar roll income per common share - basic and diluted	$1.15	$1.18	$1.18	$0.79	$0.94

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (2)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net income (loss)	$1,829	$231	$810	$86	$(261)
Book to tax differences:
Premium amortization, net	(75)	(34)	(19)	55	43
Realized (gain) loss, net	(15)	(53)	(16)	167	54
Unrealized (gain) loss, net	(1,324)	30	(121)	128	647
Other	(1)	6	6	20	9
Total book to tax differences	(1,415)	(51)	(150)	370	753
Estimated REIT taxable income	414	180	660	456	492
Dividend on preferred stock	3	3	3	3	3
Estimated REIT taxable income available to common shareholders	$411	$177	$657	$453	$489
Weighted average number of common shares outstanding - basic and diluted	396.4	356.2	340.3	332.8	301.0
Estimated REIT taxable income per common share - basic and diluted	$1.04	$0.50	$1.93	$1.36	$1.62
Estimated cumulative undistributed REIT taxable income per common share (4)	$1.07	$1.08	$2.21	$1.52	$1.61

American Capital Agency Corp.
July 29, 2013

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Fixed-rate agency securities, at fair value - as of period end	$75,910	$74,829	$83,635	$87,882	$75,732
Adjustable-rate agency securities, at fair value - as of period end	$694	$794	$891	$992	$1,072
CMO agency securities, at fair value - as of period end	$141	$157	$173	$191	$568
Interest-only strips agency securities, at fair value - as of period end	$236	$272	$292	$307	$276
Principal-only strips agency securities, at fair value - as of period end	$226	$243	$254	$268	$274
Total agency securities, at fair value - as of period end	$77,207	$76,295	$85,245	$89,640	$77,922
Total agency securities, at cost - as of period end	$78,834	$75,088	$83,193	$86,850	$76,352
Total agency securities, at par - as of period end (5)	$74,966	$71,253	$78,788	$82,435	$72,683
Average agency securities, at cost	$74,816	$78,009	$80,932	$81,500	$74,007
Average agency securities, at par (5)	$70,851	$73,922	$76,710	$77,519	$70,549
Net TBA portfolio - as of period end, at fair value	$14,514	$27,283	$12,870	NM	NM
Net TBA portfolio - as of period end, at cost	$15,285	$27,294	$12,775	NM	NM
Net TBA portfolio - as of period end, carrying value	$(771)	$(11)	$95	NM	NM
Average net TBA portfolio, at cost	$28,904	$17,892	$13,069	NM	NM
Average repurchase agreements and other debt	$66,060	$70,591	$74,649	$75,106	$67,997
Average stockholders' equity (6)	$11,256	$10,843	$11,177	$10,602	$9,071
Net book value per common share as of period end (7)	$25.51	$28.93	$31.64	$32.49	$29.41
Leverage - average during the period (8)	5.9:1	6.5:1	6.7:1	7.1:1	7.5:1
Leverage - average during the period, including net TBA position	8.4:1	8.2:1	7.8:1	NM	NM
Leverage - as of period end (9)	7.0:1	5.7:1	7.0:1	7.0:1	7.6:1
Leverage - as of period end, including net TBA position	8.5:1	8.1:1	8.2:1	NM	NM

Key Performance Statistics:
Average coupon (10)	3.63%	3.68%	3.77%	3.81%	3.96%
Average asset yield (11)	2.92%	2.80%	2.82%	2.55%	2.73%
Average cost of funds (12)	(1.43)%	(1.28)%	(1.19)%	(1.13)%	(1.08)%
Average net interest rate spread (13)	1.49%	1.52%	1.63%	1.42%	1.65%
Average net interest rate spread, including estimated TBA dollar roll income (14)	1.86%	1.87%	1.84%	NM	NM
Average coupon - as of period end	3.56%	3.73%	3.69%	3.77%	3.86%
Average asset yield - as of period end	2.71%	2.75%	2.61%	2.61%	2.81%
Average cost of funds - as of period end (15)	(1.47)%	(1.32)%	(1.22)%	(1.11)%	(1.19)%
Average net interest rate spread - as of period end	1.24%	1.43%	1.39%	1.50%	1.62%
Average net interest rate spread - as of period end, including estimated TBA dollar roll income (14)	1.59%	1.71%	1.61%	NM	NM
Average actual CPR for securities held during the period	11%	10%	10%	9%	10%
Average forecasted CPR - as of period end	7%	9%	11%	14%	12%
Total premium amortization, net	$(98)	$(134)	$(153)	$(219)	$(196)
Expenses % of average total assets - annualized	0.19%	0.18%	0.16%	0.17%	0.18%
Expenses % of average stockholders' equity - annualized	1.64%	1.57%	1.42%	1.50%	1.59%
Net comprehensive (loss) income return on average common equity - annualized (16)	(34.0)%	(21.3)%	4.4%	50.4%	21.5%
Dividends declared per common share	$1.05	$1.25	$1.25	$1.25	$1.25
Economic (loss) return on common equity - annualized (17)	(32.9)%	(18.7)%	4.9%	58.6%	22.1%

American Capital Agency Corp.
July 29, 2013

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

NM = Not meaningful. Prior to the fourth quarter of 2012, the Company's net TBA position primarily consisted of short TBAs used for hedging purposes.

1.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. Accumulated other comprehensive loss (“OCI”) on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense. Other interest rate swap periodic costs does not include termination fees or mark-to-market adjustments associated with interest rate swaps.

4.
Estimated cumulative undistributed REIT taxable income as of period end is net of common and preferred dividends declared during the period, without adjustment for future quarterly dividends not yet declared on the Company's Series A Preferred Stock. Amount divided by total common shares outstanding as of each period end.

5.	Agency securities at par value excludes the underlying unamortized principal balance ("UPB") of the Company's interest-only securities.

6.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

7.
Net book value per common share calculated as total stockholders' equity, less the Company's Series A Preferred Stock liquidation preference of $25 per preferred share, divided by the number of common shares outstanding as of period end.

8.
Leverage during the period was calculated by dividing the daily weighted average agency repurchase agreements and other debt outstanding for the period by the average stockholders' equity for the period. Leverage excludes U.S. Treasury repurchase agreements.

9.
Leverage at period end was calculated by dividing the sum of the amount outstanding under agency repurchase agreements, net receivable / payable for unsettled agency securities and other debt by total stockholders' equity at period end. Leverage excludes U.S. Treasury repurchase agreements.

10.	Weighted average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by average agency securities held at par.

11.
Weighted average asset yield for the period was calculated by dividing the total interest income on agency securities (coupon interest less amortization of premiums and discounts) by the average amortized cost of agency securities held.

12.
Cost of funds includes repurchase agreements, other debt and interest rate swaps, but excludes swap termination fees and costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions. Weighted average cost of funds for the period was calculated by dividing the total cost of funds by the average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.

13.	Net interest rate spread for the period was calculated by subtracting the average cost of funds from the average asset yield.

14.
Estimated TBA dollar roll income is net of short TBAs used for hedging purposes. Dollar roll income excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

15.
Cost of funds as of period end includes repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end and forward starting swaps becoming effective, net of swaps expiring, within three months of each period end, but excludes costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions.

16.
Net comprehensive (loss) income return on average common equity for the period was calculated by dividing comprehensive (loss) income (attributable) available to common shareholders by average common equity.

17.
Economic (loss) return on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on July 30, 2013 at 8:30 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

American Capital Agency Corp.
July 29, 2013

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q2 2013 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the shareholder call combined with the slide presentation will be made available on the AGNC website after the call on July 30, 2013. In addition, there will be a phone recording available from 11:00 am ET July 30, 2013 until 9:00 am ET August 14, 2013. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10031377.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital is a publicly traded private equity firm and global asset manager (Nasdaq: ACAS). American Capital, both directly and through its asset management business, originates, underwrites

American Capital Agency Corp.
July 29, 2013

and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $21 billion, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $112 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) with approximately $10 billion of net book value and American Capital Mortgage Investment Corp. (Nasdaq: MTGE) with approximately $1 billion of net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including net spread income, estimated taxable income and certain financial metrics derived from non-GAAP information, such as estimated undistributed taxable income, which the Company's management uses in its internal analysis of results, and believes may be informative to investors.

Net spread income consists of adjusted net interest income, less total operating expenses. Adjusted net interest income is interest income less interest expense (or “GAAP net interest income”), less other periodic interest rate swap interest costs reported in other income (loss), net.

Estimated taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Estimated taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from estimated taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company.

American Capital Agency Corp.
July 29, 2013

The Company believes that these non-GAAP financial measures provide information useful to investors because net spread income is a financial metric used by management and investors and estimated taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with net spread income, estimated taxable income and certain financial metrics derived based on such estimated taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because net spread income and estimated taxable income are an incomplete measure of the Company's financial performance and involve differences from net income computed in accordance with GAAP, net spread income and estimated taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company's presentation of net spread income and estimated taxable income may not be comparable to other similarly-titled measures of other companies.